Exhibit 99

THE RETIREMENT SAVINGS PLAN OF

PERSHING LLC

Financial Statements for the

Years Ended December 31, 2005, 2004, and

Period May 1, 2003 to December 31, 2003

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF DECEMBER 31, 2005 AND 2004	2

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND PERIOD FROM MAY 1, 2003 TO DECEMBER 31, 2003	3

NOTES TO FINANCIAL STATEMENTS	4 -8

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR	9 -14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Committee and the Participants of

The Retirement Savings Plan of Pershing LLC

New York, New York

We have audited the accompanying statements of net assets available for benefits of The Retirement Savings Plan of Pershing LLC as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years ended December 31, 2005 and 2004 and the period May 1, 2003 to December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2005 and 2004, and the changes in its net assets available for benefits for the years ended December 31, 2005 and 2004 and the period May 1, 2003 to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held at end of year as of December 31, 2005 is presented for purposes of additional analysis and is not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

New York, New York

June 23, 2006

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2005	2004
ASSETS:
Investments:
Mutual funds at fair value
Core investment options	$82,493,736	$74,695,566
Asset allocation/ life strategy funds	8,825,851	6,959,038
Index funds	5,874,233	5,911,916
Extended options	150,440,892	116,413,544
Loans to participants	7,482,274	7,414,985

Total investments	255,116,986	211,395,049
Employer’s contributions receivable	13,661,845	13,339,454

Total assets	268,778,831	224,734,503

NET ASSETS AVAILABLE FOR BENEFITS	$268,778,831	$224,734,503

See accompanying notes to the financial statements.

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Year Ended December 31, 2005	Year Ended December 31, 2004	From May 1, 2003 to December 31, 2003
ADDITIONS:
Investment income:
Interest and dividend income	$9,384,888	$5,526,835	$2,311,578
Net appreciation in fair value of investments	9,127,347	12,214,448	9,936,510

Total investment income	18,512,235	17,741,283	12,248,088

Contributions:
Employer	13,661,845	13,425,187	12,200,456

Participants
Transfer in from participants	—	—	147,861,400
Participants’ contributions during the period	23,042,727	20,758,952	7,666,583

Total participants’ contributions	23,042,727	20,758,952	155,527,983

Total contributions	36,704,572	34,184,139	167,728,439

Total additions	55,216,807	51,925,422	179,976,527

DEDUCTIONS:
Benefits paid to participants	11,602,643	6,521,591	2,219,411
Administrative expenses	55,064	39,681	32,813

Total deductions	11,657,707	6,561,272	2,252,224

Transfers from other plans	485,228	1,646,050	—

Net increase	44,044,328	47,010,200	177,724,303
NET ASSETS AVAILABLE FOR BENEFITS
Beginning of period	224,734,503	177,724,303	—

End of period	$268,778,831	$224,734,503	$177,724,303

See accompanying notes to the financial statements.

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information – The Retirement Savings Plan of Pershing LLC (the “Plan”) is a defined contribution plan sponsored by The Bank of New York Company, Inc. (the “Company”), which is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with an opportunity to invest a portion of their annual compensation, augmented by matching Company contributions, as well as discretionary contributions made by the Company, for additional income in their retirement.

On May 1, 2003, the Company acquired Credit Suisse First Boston’s Pershing unit. The Plan was established as of May 1, 2003 by the Company for domestic employees of Pershing LLC and its participating affiliates (collectively “Pershing”).

On January 1, 2006, the Retirement Savings Plan of BNY Brokerage, Inc. merged into the Plan. At that time, the Plan was also renamed as the Retirement Savings Plan of BNY Securities Group (“New Plan”). The New Plan offers investment opportunities in 29 new funds, plus the BNY Company Stock Fund. Under the New Plan, participants may contribute up to 20% of pre-tax earnings, subject to limitation in accordance with Internal Revenue Service regulations. In addition, employees may contribute on an after-tax basis, thereby allowing for a combination of both pre-tax and after-tax earnings. The Company makes a dollar-for-dollar matching contribution equal to 100% of the first $3,000 of contributions under the New Plan.

Administration of the Plan – The Plan is administered by the Plan Committee (“Committee”) consisting of at least three persons, whose positions with The Bank of New York, a wholly-owned subsidiary of the Company, are set forth in the Plan to serve as fiduciaries of the Plan. In accordance with the provisions of the Plan, The Bank of New York provides certain administrative and investment services to the Plan.

Participation – Under the terms of the Plan, each employee (as defined) becomes eligible to participate in the Plan after completing 30 days of service. A part time employee whose principal place of employment is in the U.S. shall become a participant on the first day following completion of one year of service. All employees who have not yet enrolled in the Plan after 45 days of employment are automatically enrolled in the Plan with a deferral rate of 4% of their bi-weekly pay unless they elect otherwise. Pershing employees who were previously participants in the Employees’ Savings and Retirement Plan of Credit Suisse First Boston (“CSFB Plan”) as of May 1, 2003 were eligible to become participants of the Plan immediately. Participants in the CSFB Plan had a choice to rollover their balances into the Plan or leave their balances in the CSFB Plan. Approximately $147.9 million of the balances from the CSFB Plan were transferred to the Plan and credited to the Employee’s Account.

Contributions – Employees may voluntarily contribute up to 20% of their total compensation (as defined) to the Plan. Total compensation for Plan purposes is limited to $210,000 for 2005, $205,000 for 2004 and $200,000 for 2003.

Participant contributions are always 100% vested.

To satisfy Section 401(k) of the Internal Revenue Code of 1986 as amended (the “Code”), contributions are limited to the extent necessary to reduce the actual deferral percentage for the affected highly compensated group, as defined by the Code. The maximum individual salary deferral contribution per participant for each Plan Year is $14,000 in 2005, $13,000 in 2004 and $12,000 in 2003, and will increase to $15,000 in 2006, as provided in the Code.

There are two types of contributions made to the Plan by the Company: (1) the “Retirement Contribution” and (2) the “Non-discretionary Contribution” or “Matching Contribution.”

Retirement Contribution – All employees are eligible for the Retirement Contribution. The employee must be employed by Pershing on December 31st of each year in order to receive that year’s Retirement Contribution. The contribution is based on the amount of base salary paid to the employee during the Plan Year and years of service. Based on these factors, the Company may contribute up to 10% of the employee’s base salary. The Retirement Contribution vests upon completion of five years of service.

Non-Discretionary Contribution or Matching Contribution – Pershing makes a contribution to the employee’s account for a particular year, provided the employee is employed on December 31st of that year. The amount of this contribution depends on the employee’s eligibility group (as defined).

Group 1 Eligible Employees – Participants who are Managing Directors receive a contribution equal to 6% of base salary earned while eligible for the Plan, to a maximum of $12,600 for 2005, $12,300 for 2004 and $12,000 for 2003, reduced by the amount of Pershing’s Retirement Contribution to the employee’s account for such year if the employee was hired on or after January 1, 2000 by the Company or a predecessor company.

Group 2 Eligible Employees – Participants who are not Group 1 employees will receive a Matching Contribution equal to 100% of their contributions, up to $3,000 for 2005, 2004, and 2003.

Non-discretionary or Matching Contributions are always 100% vested.

Participant Accounts – The participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Plan arising from investment activities.

Investment Programs – Each of the Plan’s participants directs The Bank of New York as the trustee of the Plan (the “Trustee”) to invest their account in one or more of over 190 investment funds available under the Plan. There are a wide variety of investment choices such as stable value, international, indexed, bond, and growth funds. The Plan investment options are arranged in four groups: Core Investment Options, Asset Allocation/Life Strategy Funds, Index Funds and Extended Options.

Core Investment Options – represent six funds for investors who are less experienced but comfortable with choosing investment options from a variety of styles.

Asset Allocation/Life Strategy Funds – provide a professionally managed mix of investments diversified across asset classes.

Index Funds – Index Funds closely track specific market indices, offering investors cost-effective exposure to markets and sectors.

Extended Options – represents a wide array of investment styles. These investment options are generally for more experienced investors who seek a more focused approach to investing.

The Plan is intended to qualify under Section 404 (c) of ERISA.

Withdrawals from the Plan – The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The account value will be paid as a lump sum distribution. The participant may elect to have the total vested value of the account remain in the Plan until April 1 of the year following the year the participant attains age 70  1/2; however, account balances less than $1,000 (amended from $5,000 effective March 28, 2005) will be automatically distributed in cash after termination of employment if a distribution has not been requested. Employees working past age 70  1/2 may defer commencement of distributions until April 1 following the calendar year in which they terminate employment.

In the event of the participant’s death, payments will be made to the designated beneficiary. If the participant is married, the spouse is automatically the beneficiary, unless the participant designated an alternate beneficiary, which is consented to by the participant’s spouse as witnessed by a plan representative or notary public. If the participant is not married, and if no beneficiary was designated, payments go directly to the participant’s estate.

Subject to certain limitations, a participant may also withdraw all or part of his or her account that is vested upon attainment of age 59 1/2 or in the event of total disability.

Loans to Participants – Participants may borrow against their account balance according to the procedures as described in the Plan’s Summary Plan Description . Loans from the Plan must be repaid over one to five years for a regular loan and one to ten years for a primary residence loan. Participant loans are secured by the balance in the participant’s account and bear interest rate based on the prime lending rate (4.50% in 2005, 4.25% - 4.50% in 2004, and 4.25% in 2003). Loans will be repaid by deducting a set amount of principal and interest from each of the participant’s paycheck. The participant cannot borrow against the value of their retirement contribution and earnings even if they are vested. Generally, the participant may borrow up to 50% of the total vested value of the account with a minimum loan amount of $500 and a maximum of $50,000.

Forfeitures – Participant forfeitures are maintained by the Plan.

Amendment, Suspension and Termination – The Board of Directors of the Company (the “Board”) may amend or terminate the Plan, in whole or in part, at any time. No such amendment or termination, however, may have the effect of diverting any part of the net plan assets to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment or termination may reduce the interest of any participant in the trust fund accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the trust fund, except for The BNY Company Stock Fund, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in the BNY Company Stock Fund shall receive their proportionate share of the fund assets in The Bank of New York Company, Inc. common stock, and cash for any fractional shares.

Additional information regarding participants’ rights is provided in the Summary Plan Description.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies of the Plan:

Use of Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation – The Plan’s investments are held by the Fidelity Trust Company, the custodian, and are reported at fair value. Loans to participants are valued at their outstanding principal balances.

Investment Transactions and Investment Income – Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Administrative Expenses – Certain administrative fees are paid for by the Company.

Tax Status – The Plan has applied for but has not received a determination letter from the Internal Revenue Service stating that the Plan is qualified under Section 401(a) of the Code. However, the plan administrator believes that the Plan is designed to comply with and is operating in accordance with the requirements in the Code, and, therefore, believes the Plan is qualified and the related trust is exempt from taxation.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31,
	2005	2004
Investments at Fair Value:
Fidelity Managed Income Portfolio Fund	$51,905,437	$46,850,462
Alliance/Frontier Growth Fund	16,437,169	16,228,971

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the period) appreciated in fair value as follows:

	Net Appreciation in Fair Value
	2005	2004	From May 1 to December 31, 2003
Core investment options	$2,045,004	$3,171,726	$2,379,495
Asset allocation / life strategy funds	368,381	395,655	391,220
Index funds	312,674	488,270	250,879
Extended options	6,401,288	8,158,797	6,914,916

	$9,127,347	$12,214,448	$9,936,510

The Plan’s investment in The Bank of New York Company, Inc. common stock earned dividend income of $48,262 in 2005 and zero in 2004 and 2003.

SUPPLEMENTAL SCHEDULE

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
Core Investment Options
* Fidelity Managed Income Portfolio Fund	51,905,437	$51,905,437
Alliance/Frontier Growth Fund	1,135,948	16,437,169
* Fidelity Growth and Income Fund	36,773	1,264,984
Vanguard Institutional Index Fund	89,997	10,260,515
Vanguard Capital Opportunity Fund	14,940	1,140,105
* Fidelity Diversified International Fund	45,652	1,485,526

Total Core Investment Options		$82,493,736

Asset Allocation/ Life Strategy Funds
* Fidelity Asset Manager Fund	14,681	$235,634
* Fidelity Asset Manager Growth Fund	17,021	256,670
* Fidelity Asset Manager Income Fund	18,204	233,560
* Fidelity Freedom Income Fund	12,859	146,207
* Fidelity Freedom 2000 Fund	25,222	307,961
* Fidelity Freedom 2010 Fund	91,014	1,278,749
* Fidelity Freedom 2020 Fund	177,293	2,607,983
* Fidelity Freedom 2030 Fund	114,904	1,725,858
* Fidelity Freedom 2040 Fund	72,369	639,015
Vanguard Life Strategy Conservative Growth Fund	16,748	259,426
Vanguard Life Strategy Growth Fund	28,004	588,089
Vanguard Life Strategy Income Fund	29,112	392,714
Vanguard Life Strategy Moderate Growth Fund	8,337	153,985

Total Asset Allocation/ Life Strategy Funds		$8,825,851

Index Funds
* Fidelity U.S. Bond Index Fund	81,870	$892,382
Vanguard Balance Index Fund	21,204	420,254
Vanguard Value Index Fund	8,352	186,160
Spartan U.S. Equity Fund	273	12,050
Vanguard Total Stock Market Fund	24,518	735,552
Vanguard Growth Index Fund	21,041	579,472
Vanguard Extended Market Index Fund	7,846	268,950
Vanguard Mid Cap Index Fund	11,529	922,089
Vanguard Small Cap Index Fund	31,329	893,805
Vanguard Euro Stock Index Fund	4,427	287,946
Vanguard Total International Stock Fund	11,555	164,895
Vanguard Pacific Stock Index Fund	4,743	53,782
Vanguard REIT Index Fund	5,408	456,896

Total Index Funds		$5,874,233

(continued on next page)

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

SCHEDULE H, LINE 4(i)—SCHEDULE OF ASSETS HELD AT END OF YEAR (Continued)

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
Extended Options
* Fidelity Fund	6,773	$215,501
* Fidelity Trend Fund	616	35,232
* Fidelity Ginnie Mae Fund	44,248	480,096
* Fidelity Contra Fund	88,202	5,711,975
* Fidelity Equity Income Fund	6,760	356,804
* Fidelity Growth Company Fund	27,852	1,772,197
* Fidelity Muni Income Fund	204	2,621
* Fidelity Value Fund	20,184	1,531,549
* Fidelity Government Income Fund	117,243	1,186,502
* Fidelity Select Healthcare Fund	12,561	1,709,474
* Fidelity Select Technology Fund	21,326	1,346,751
* Fidelity Independence Fund	7,035	138,236
* Fidelity OTC Portfolio Fund	7,573	286,167
* Fidelity Overseas Fund	6,671	277,596
* Fidelity Europe Fund	4,276	153,805
* Fidelity Pacific Basin Fund	6,511	167,140
* Fidelity Real Estate Investment Fund	30,913	963,236
* Fidelity Balanced Fund	143,670	2,695,617
* Fidelity International Discovery Fund	11,509	364,368
* Fidelity Capital Appreciation Fund	68,033	1,707,620
* Fidelity Convertible Securities Fund	3,054	68,586
* Fidelity Blue Chip Fund	220,162	9,502,179
* Fidelity Disciplined Equity Fund	5,828	161,498
* Fidelity Low-Priced Stock Fund	133,560	5,454,607
* Fidelity Worldwide Fund	6,615	129,454
* Fidelity Equity Income II Fund	11,440	261,508
* Fidelity Stock Selector Fund	1,674	41,414
* Fidelity Aggressive Growth Fund	40,948	728,873
* Fidelity Dividend Growth Fund	163,035	4,693,775
* Fidelity Export and Multinational Fund	50,683	1,076,497
* Fidelity Focused Stock Fund	5,655	67,296
* Fidelity Aggressive International Fund	8,656	147,072
* Fidelity Small Cap Independence Fund	23,117	473,436
* Fidelity Europe Capital Appreciation Fund	9,841	216,700
* Fidelity Latin America Fund	34,964	1,118,161
* Fidelity Japan Fund	18,456	336,450
* Fidelity Japan Smaller Companies Fund	24,710	415,630
* Fidelity Strategic Income Fund	42,708	445,445
* Fidelity Fifty Fund	27,353	621,753
PIMCO Total Return Fund	235,889	2,476,836
Alliance CCM Capital Appreciation I Fund	18,409	363,955
Brazos Small Capital Growth Fund	3,362	62,764
Alliance CCM Mid-Cap I Fund	16,923	464,375
T. Rowe Price New Horizons Fund	11,165	354,376
T. Rowe Price European Stock Fund	3,566	61,192

(continued on next page)

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR (Continued)

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
Extended Options (continued)
PIMCO Global Bond I Fund	22,153	$211,560
PIMCO High Yield Fund	101,279	984,430
T. Rowe Price International Discovery Fund	9,282	383,891
Neuberger Berman Partners Investment Fund	25,155	705,610
PIMCO Long-Term Government I Fund	154,607	1,700,678
T. Rowe Price New Asia Fund	21,336	252,408
T. Rowe Price High Yield Fund	36,796	254,260
DWS Global Thematic Fund	7,973	241,511
Credit Suisse Fixed Income Fund	356,233	3,476,834
T.Rowe Price New Era Fund	31,021	1,274,943
American Century Ultra Investments Fund	8,580	258,160
American Century International Growth Fund	14,966	151,004
American Century Value Fund	43,687	303,623
American Century Real Estate Fund	18,943	482,098
American Century International Discovery Fund	6,168	90,107
Morgan Stanley Institutional Emerging Markets Debt Fund A	38,642	149,544
Morgan Stanley Institutional Large-Cap Growth Fund A	10,936	213,141
Columbia Acorn Fund Z	160,612	4,524,447
Columbia Acorn USA Fund Z	18,744	506,638
Morgan Stanley Institutional U.S. Real Estate Fund A	29,281	685,464
UBS Global Equity Fund	8,110	102,992
Clipper Fund	55,372	4,881,079
Oldmut Select Growth Fund	2,637	61,541
Van Kampen Aggressive Growth A Fund	3,924	61,757
ICAP Equity Portfolio Fund	163	6,710
Janus Mercury Fund	12,455	286,213
TIFI Templeton Emerging Markets Fund	83,534	1,581,300
T. Rowe Price Mid-Cap Growth Fund	73,763	3,993,550
Morgan Stanley Institutional Fund Trust CP FX Income Fund	13,015	149,538
Morgan Stanley Institutional Fund Trust High Yield I Fund	12,632	65,436
Morgan Stanley Institutional Fund Trust Equity I Fund	1,633	20,074
Morgan Stanley Institutional Fund Trust U.S. Small-Cap Value Fund	2,271	52,887
Morgan Stanley Institutional Fund Trust U.S. Mid-Cap Value Fund	816	21,368
Morgan Stanley Institutional Fund Trust Value I Fund	8,125	138,938
Morgan Stanley Institutional Fund Trust Mid-Cap Growth I Fund	3,169	78,776

(continued on next page)

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR (Continued)

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
Extended Options (continued)
Neuberger Berman Genesis Trust	77,536	$3,764,389
Oakmark Select I Fund	189,270	6,226,969
Oakmark International I Fund	83,524	1,880,981
Oakmark Fund I	24,411	997,910
PIMCO StockPlus Institutional Fund	11,724	118,766
T.Rowe Price Science & Technology Fund	9,331	182,609
WFA Opportunity Fund	3,350	150,295
T. Rowe Price Emerging Market Bond Fund	32,267	438,838
T. Rowe Price Emerging Market Stock Fund	45,047	1,156,810
T. Rowe Price Equity Income Fund	27,010	700,098
USAA GNMA Trust	26,453	253,688
USAA Income Stock Fund	3,504	53,263
USAA Growth Fund	2,080	31,653
T. Rowe Price Small-Cap Value Fund	81,111	2,993,815
Templeton Growth Fund Class Advisor	17,831	409,216
Vanguard International Value Fund	36,299	1,263,939
Vanguard Strategic Equity Fund	87,394	1,916,553
Vanguard Global Equity Fund	79,034	1,541,949
Vanguard Morgan Growth Fund	29,258	518,155
Vanguard Selected Value Fund	65,035	1,226,569
Credit Suisse Capital Appreciation Fund Common Class	2,284	39,491
Credit Suisse Mid Cap Growth Fund	2,230	74,198
Credit Suisse Global Fixed Income Fund Common Class	10,904	103,693
American Funds AMCAP Fund A	147,199	2,814,454
American Funds American Mutual Fund A	12,497	328,284
American Funds Capital Income Builder Fund A	21,663	1,148,786
American Funds Capital World Growth & Income Fund A	43,549	1,592,572
American Funds Euro Pacific Growth Fund A	13,778	566,309
American Funds Fundamental Investment Fund A	3,144	111,296
American Funds Growth Fund of America Fund A	137,277	4,236,378
American Funds Investment Co of America Fund A	10,089	316,405
American Funds New Economy Fund A	10,008	234,591
American Funds New Perspective Fund A	13,485	386,081
American Funds Small Cap World Fund A	490	17,285
American Funds Washington Mutual Fund A	11,124	343,069
Van Kampen Emerging Growth Fund A	5,100	212,367

(continued on next page)

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR (Continued)

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
Extended Options (continued)
T. Rowe Price Financial Services Fund	22,795	$481,888
American Funds New World Fund A	596	23,053
ICAP International Equity Fund	2,557	84,106
PIMCO Emerging Market Bond Instituional Fund	98,013	1,093,825
PIMCO Real Return Fund	158,915	1,760,783
T. Rowe Price Media & Telecomm Fund	13,705	460,348
Vanguard Convertible Securities Fund	2,037	27,295
ICAP Select Equity Fund	8,689	314,279
Janus Aspen Mid Cap Growth Fund	4,361	126,558
Munder Internet Fund A	15,560	321,480
Needham Growth Fund	44,279	1,580,322
Janus Aspen International Growth Fund I	7,393	262,658
Credit Suisse Large Cap Value Fund A	225,679	4,360,121
Janus Aspen Large-Cap Growth Institutional Fund	3,323	69,322
Janus Aspen 40 Institutional Fund	7,228	200,069
Vanguard Inflation-Protected Securities Fund	143,613	1,746,333
American Funds Growth Fund America Fund A	50	1,546
Vanguard Equity Income Fund	1,412	67,451
Vanguard Growth & Income Fund	8,854	461,109
Vanguard International Growth Fund	53,996	3,607,459
Vanguard Wellesley Fund	6,042	127,302
Vanguard Wellington Fund	11,238	589,217
Vanguard Windsor II Fund	47,978	2,668,512
Dreyfus Founders Equity Growth Fund	36,733	188,440
Dreyfus Founders Growth Fund	5,259	58,431
Dreyfus Founders Mid Cap Fund	6,478	30,639
Alliance Bernstein Technology Fund	4,854	299,214
Templeton Global Bond Fund	14,667	150,923
MFS Emerging Growth Fund I	553	19,629
MFS Massachusetts Investors Growth Stock Fund I	3,156	41,220

(continued on next page)

THE RETIREMENT SAVINGS PLAN OF PERSHING LLC

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR (Continued)

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
Extended Options (continued)
MFS Research International Fund	66	$1,462
Credit Suisse Large Cap Value Fund	129,269	142,195
WFA Growth Institutional Fund	3,893	85,303
Vanguard Capital Value Investment Fund	10,184	118,847
DWS RREEF RE SECS Fund	14,361	298,843
Vanguard Energy Fund	40,801	4,294,263
Vanguard Explorer Fund	6,626	463,210
Vanguard Primecap Fund	37,583	2,546,966
Vanguard Windsor Fund	6,855	396,741
AIM Constellation Fund I	4,257	114,721
American Century Global Gold Investments Fund	42,887	664,750
Putnam Vista Fund	36,999	410,314
Credit Suisse High Income Fund	31,390	243,902
Credit Suisse Global Small Cap Fund	262	5,557
Asset Allocation Growth Fund	44	697
Tifi Temple Foreign Equity	4,168	92,987
USAA International	247	5,768
Columbia Convertible Securities A	711	12,135
* BNY Company Stock Fund	166,023	1,768,146

Total Extended Options		$150,440,892

Loans to Participants	Various loans at various rates due from one to ten years	$7,482,274

TOTAL INVESTMENTS		$255,116,986

*	Represents a party-in-interest